PROXY STATEMENT

FOR

Annual Meeting of Stockholders
To Be Held on November 19, 1998

         This proxy statement and the accompanying form of proxy were mailed on November 7, 1998 to the stockholders of record on October 1, 1998 of RADIATION DISPOSAL SYSTEMS, INC. (the "Company"), a North Carolina corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting to be held at 10:00 a.m., on Thursday, November 19, 1998, at the offices of First Dominion Financial Group, N.A. of Frost National Bank Plaza, 816 Congress Avenue, Suite 1100, Austin, Texas 78701, and at any adjournment thereof.

Proposals By Stockholders Must
Be Received Pursuant To This Section

         Any and all proposals of security holders intended to be presented at the next annual meeting of the Company, must be received by the Company at its principal executive offices located at 1104 Nueces Street, Austin, Texas 78701-2128, on or prior to November 16, 1998.

SOLICITATION, VOTNG AND REVOCABILITY OF PROXIES

         Shares of the Company's common stock, par value $.001 per share (the "Common Stock") represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR (i) the election of the two (2) persons nominated by the Board of Directors as Directors; (ii) the proposal to amend the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20 million to 50 million; (iii) the proposal to amend the Company's Certificate of Incorporation to effect a change of the Company's name from RADIATION DISPOSAL SYSTEMS, INC. to THE SAINT JAMES COMPANY; (iv) the proposal to reverse split the Company's outstanding shaares of Common Stock on a 1 for 20 basis (1 new share for every 20 shares presently owned); and (v) the proposal to authorize a change of hte Company's domicile (state of incorporation) from North Carolina to Delaware.

         Any such proxy may be revoked at any time before it is voted. A stockholder may revoke this proxy by notifying the Secretary of the Company either in writing prior to the Annual Meeting or in person at the Annual Meeting, by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote thereon is required to elect the Directors. A stockholder voting through a proxy who abstains with respect to the election of Directors is considered to be present and entitled to vote on the election of Directors at the meeting, and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or witholds authority to vote, on the election of Directors shall not be considered present and entitled to vote on the election of Directors. A stockholder voting through a proxy who abstains with respect to approval of any other matter to come before the meeting is considered to be present and entitled to vote on that matter and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any such matter shall not be considered present and entitled to vote thereon.

         The Company will bear the cost of the solicitatioin of proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain Directors to solicit proxies from stockholders in person and by mail, telegram, and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of the Company's Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

         The Company's Annual Report on Form 10-K for the year ended December 31, 1997 accompanies this proxy statement. The principal executive office of the Company are located at 1104 Nueces Street, Austing, Teas 78701-2128, the Company's telephone number is (512)671-3858.

Independent Public Accountants

         Because of its extremely weak financial condition, the Company did not include audited financial statements in its filing of this Form 10-K because the estimated expense of such compliance with the Securities and Exchange of 1934 would exhaust the Company's remaining financial resources. The Company has included financial statements in this Form 10-K which were generated internally and are unaudited. If the Company had had the financial resources, Cherry, Bekaert and Holland, the principal accountants in the prior years, would have been asked to issue a Report of independent Certificate.

         The principal accountant's report on the financial statements for the year ended December 32, 1990, the last year for which a Report of Independent Certified Public Accountants was issued, contained a qualified opinion as to the uncertainty that the Company will contineu as a going concern.

         The Company and the principal accountant have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure involved with the registrants's two most recent fiscal years and all subsequent interim periods.

         The Company has not engaged another principal accountant.

VOTING SECURITIES AND SECURITY OWNERSHIP
OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

         The securities entitle to vote at the meeting are the Company's Common Stock, $.001 par value per share. The presence, in person or by proxy, of a majority of shares entitled to vote will constitute a quorum for the meeting. Each share of Common Stock entitles its holder to one vote on each matter submitted to stockholders. The close of business on October 1, 1998 has been fixed as the record date for the determination of stockholdres entitled to notice of and to vote at the meeting and any adjournment thereof. At that date, 19,977,495 shares of Common Stock were outstanding. Voting of the shares of Common Stock is on a non-cumulative basis.

         The following table sets forth certain information as of October 1, 1998 with respect to the benefical ownership of Common Stock held by (i) each person known by the Company to be the owner of 5% or more of the outstanding Common Stock; (ii) by each Director; and (iii) by all Officers and Directors for the previous year as a group. Each named benefical owner has sole voting and investment power with respect to the shares of Common Stock listed:

Title of   Name & Address                  Amount & Nature          Percentage
Class      of Benefical Owner          of Benefical Ownership(1)   of  Class (2)
--------   ------------------          -------------------------   -------------
Common     JonRuco Company                    5,000,000               25.0028%
Stock      8309 Priest River Drive
           Round Rock, Texas 78681

Common     Wayne Gronquist, Trustee           5,000,000               25.0028%
Stock      1104 Nueces Street
           Austin, Texas 78701-2128

Common     Manuel E. Kane                       200,000                1.0011%
Stock      4252 Woodglen Lane
           Charlotte, NC 28226

Common     Albert D. Kane                       200,000                1.0011%
Stock      391 Hartshorn Drive
           Short Hills, NJ 07078

           All directors and officers           400,000
           as a group (2 persons)

Common     Steven M. Kane                     2,015,100               10.0868%
Stock      4013 Walnut Clay Road
           Austin, TX 78731-3934


Common     Seth M. Kane                       1,245,050                6.2322%
Stock      23 Circle Drive
           Belmont, NC 28012

Common     Ross A. Kane                       1,245,050                6.2322%
           6115 Hickory Forest Drive
           Charlotte, NC 28277

           Total                                                      74.559%

(1) All of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares.

(2) The "percentage Benefically Owned" is calculated by dividing the "Number of Shares Benefically Owned" by the sum of the total outstanding shares of Common Stock of the Company.

Certain Reports

No person who, during the year ended December 31, 1997, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock (which is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934 (the "Act") (a "Reporting Person"), failed to file on a timely basis, eports required by Section 16 of the Act during the most recent fiscal year or prior years.

RECENT DEVELOPMENTS

         On September 21, 1998, the Company's Board of Directors approved the trade of 10,000,000 shares of Radiation Disposal Systems, Inc. for the 1,000,000 authorized shares of Asset Technology International, Inc. On such date Manuel E. Kane resigned as President, Principal Executive Officer, Principal Financial and Accounting Officer, Treasurer and Director and Rudy De La Garza was elected as director by Albert D. Kane the sole remaining director of the Company, untile his successor is elected, to fill the vacancy on the board resulting from Manuel
E. Kane's resignation. On such day Albert D. Kane resigned as Chairman of the Board, Secretary and Director and Wayne Gronquist was elected as director by Rudy De La Garza, the sole remaining director of the Company, untile his successor is elected, to fill the vacancy on the board resulting form Albert D. Kane's resignation. Rudy De La Garza was elected by the Board as Presient and Chief Executive Officer of the Company and Wayne Gronquist was elected by the Board to the offices of Executive Vice Presient and Secretary. The resignations of Manuel E. Kane and Albert D. Kane as directors and officers of the controlling interest in the company to the two single shareholders of Asset Technology International, Inc., namely, the JonRuco Company and Wayne Gonquist, Trustee both owning equal shares of Asset Technology International, Inc. prior to the trade.

         It is expected that the following will be considered at the meeting and action taken thereon:

         I. ELECTION OF DIRECTORS

         The Board of Directors currently consists of two members elected for the remainder of a term of one year and until their successors are duly elected and qualified.

         An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy at the Annual Meeting, and entitled to vote thereon is required to elect the Directors. All proxies received by the Baord of Directors will be voted for the election as Directors of the nominees listed below if no direction to the contrary is given. In the event any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person of his stead. The Board of Directors knows of no reason to anticipate this will occur.

         The  following   table  sets  forth  as  of  October  1,  1998  certain
information with respect to the as Directors of the Company:

Name                    Age                       Position
----------------        ---     ------------------------------------------------
Rudy De La Garza        52      President, Chief Executive Officer, and Director

Wayne Gronquist         57      Executive Vice President, Secretary and Director

         Rudy De La Garza has over 25 years experience in corporate structuring and management for both private and publicly held companies. During this time Mr. De La Garza performed duties as CEO, president and board director. From 1993 to present Mr. De La Garza has devoted his efforts and time to consulting Publicly held companies who have lost their business and market value. Mr. De La Garza restructures the public company as to recreate the shell in a more favorable form for presentation to an emerging private company with net tangible assets.

         Wayne Gronquist has 26 years experience as corporate counsel and advisor for private and publicly held corporations, both domestic and foreign. During this period Mr. Wayne Gronquist has focused his practice on corporate structuring, business, financial, family and estate planning.

         As permitted under the North Carolina Business Corporations Law, the Company's Certificate of Incorporation eliminates the personal liability of the Directors to the Company or any of its shareholders for damages for breaches of their fiduciary duties as Directors. As a result of the inclusion of such provision, stockholders may be unable to recover damages against Directors for negligent or grossly negligent actions which Directors may take or for Directors' actions which violate their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against Directors and other types of shareholder litigation.

Board Meetings, Committees, and Compensation

         During the year ended December 31, 1997, no meetings of the Board of Directors were held. The Company does not pay its Directors for their attendance at meetings of the Board of Directors and committee meetings. The Company does not have standing audit, nominating, nor compensation committees of the Board of Directors, nor any other such committee performing similar functions.